SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (the “Agreement”), dated as of the 19th day of February 2013, is between AR Capital, LLC, a Delaware limited liability company (the “Purchaser”) and Realty Capital Income Funds Trust, a Delaware statutory trust (the “Trust”) on behalf of its series AR Capital Real Estate Income Fund (the “Fund”).

WHEREAS, the Fund is a newly created series of the Trust; and

WHEREAS, the shares of the Fund (“Shares”) are not yet being offered to the public, pending effectiveness of a registration statement on Form N-1A filed by the Trust under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Trust, 5,000 Class A Shares, 2,500 Class C Shares, and 2,500 Class I Shares of the Fund at $10 per share for an aggregate purchase price of $100,000 in cash, all such Shares to be validly issued, fully paid and non-assessable upon issuance of such Shares and receipt by the Trust of said payment; and

WHEREAS, the Purchaser is purchasing the Shares for the purpose of providing the initial seed capitalization of the Fund as required by the 1940 Act;

NOW, THEREFORE, the parties hereto agree as follows:

(1) Simultaneously with the execution of this Agreement, the Trust will issue and sell to the Purchaser 5,000 Class A Shares, 2,500 Class C Shares, and 2,500 Class I Shares of the Fund and the Purchaser has paid to the Trust $100,000 in return therefor.

(2) The Purchaser acknowledges that the Shares are not being sold pursuant to an effective registration statement, and represents and warrants to the Trust that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

IN AGREEMENT WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Agreement as of the date first written above.

REALTY CAPITAL INCOME FUNDS TRUST

By:	/s/ John H. Grady
Name:	John H. Grady
Title:	President

AR CAPITAL, LLC

By:	/s/ Nicholas S. Schorsch
Name:	Nicholas S. Schorsch
Title:	Managing Member